Exhibit 99.2

Certain Remarks of Elissa J. Lindsoe

Urologix, Inc. Teleconference

October 25, 2007

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For the first quarter of fiscal 2008, revenue from catheter sales to direct accounts declined 18% from the fourth quarter of fiscal 2007. This decrease is driven primarily by a 22% reduction in volume which was partially offset by a 6% increase in average selling price.

•	Third party mobile revenue grew 29% sequentially representing approximately 13% of overall revenue in the first quarter of FY08 compared to 9% in the fourth quarter of FY07.

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Urologix Mobile service treatment revenue declined 2% when compared to the fourth quarter of fiscal 2007, constituting 40% of overall revenue in the first quarter of fiscal 2008 compared to 37% in Q4 of FY07.

•	Better than expected, during Q1, we only utilized $0.2 million in operating cash flows as we paid our year end audit fees and renewed our insurance policies.

Certain Remarks of Kirsten Doerfert

Urologix, Inc. Teleconference

October 25, 2007

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Early in the quarter, we provided sales training for our mobile specialists to increase their selling effectiveness and, ultimately, the efficiency of that channel. This investment was made at the expense of mobile treatment availability during that time contributing to the 2% sequential mobile revenue decline. But it was an important investment to make in our future.